ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARY

EXHIBIT 23 - Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements No. 33-20529, 33-31623, 33-48091 and 33-61803 on Form S-8 pertaining to the 1987
Stock Option Plan, the 1988 Stock Option Plan, the 1991 Stock Option Plan and the Director Stock Option Plan, respectively, of One Price Clothing Stores, Inc. of our report dated February 15, 1996 (March 25, 1996 as to Note B and Note H) appearing in Form 10-K of One Price Clothing Stores, Inc. for the year ended December 30, 1995.





DELOITTE & TOUCHE LLP
Greenville, South Carolina


March 29,1996
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